Exhibit 15c

GULF CHRONIC CARE INC.

12465 South Fort Street, Suite 240

PO Box 1382

Draper, Utah 84020

April 16, 2019

VIA EMAIL and EDGAR UPLOAD

Reganr@sec.gov

Mr. Ruairi Regan

Division of Corporation Finance

U.S. Securities & Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Re:	GULF CHRONIC CARE INC.
Draft Offering Statement
Filed February 15, 2019
File No. 367-00196

Dear Mr. Regan:

This letter responds to comments of the staff of the United States Securities and Exchange Commission (the “Commission”), received by our legal counsel in response to your correspondence of March 28, 2019. Gulf Chronic Care, Inc (the “Company”) requests qualification of its above-referenced offering statement. In so doing, the Company acknowledges the following:

●	should the Commission or the staff, acting pursuant to delegated authority, qualify the filing, it does not foreclose the Commission from taking any action with respect to the filing;
●	the action of the Commission or the staff, acting pursuant to delegated authority, in qualifying the filing, does not relieve the company from its full responsibility for the adequacy and accuracy of the disclosure in the filing; and
●	the Company may not assert staff comments and/or qualification as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

In response to the specific items set forth in your correspondence of March 13, 2019, the Company responds as follows:

Plan of Distribution, page 9

1. Please expand your plan of distribution discussion to clarify which individuals will be conducting the selling activities described by you.

Response: The following paragraph is added to p.9 of the draft Offering Circular:

“Solicitation from the Company will be conducted by officers, directors and/or employees of the company via in-person, telephone, text and/or email.”

Exhibits

2. Refer to prior comment 2. Please include all exhibits required by Paragraph 12 of Item 17 of Form 1-A, including, as examples, the legal opinion required as Exhibit 12 and the correspondence required as Exhibit 15(a).

Response:

See attached an opinion of counsel as required by Paragraph 12 of Item 17 of Form 1-A.

There is no applicable correspondence required as Exhibit 15(a).

The Company hereby requests that the Commission provide final approval and qualification of the Form 1-A and related Offering Circular filed with the Commission in the form uploaded to EDGAR as soon as practicable.

Sincerely,

/s/ Max Rockwell
CEO